EXHIBIT 99.1
Altra Holdings, Inc. Prices Public Offering
Quincy, MA — June 20, 2007
Altra Holdings, Inc. (NASDAQ: AIMC) today announced the pricing of its public offering of its common stock, par value $0.001 per share, at $16.40 per share. Of the 11,000,000 shares being sold in the offering, 1,760,229 shares are being sold by Altra Holdings and 9,239,771 shares are being sold by certain selling stockholders, including Genstar Capital, Altra Holdings’ largest stockholder. The Company and certain selling stockholders have also granted the underwriters a 30-day option to purchase up to an additional 1,650,000 shares at the public offering price to cover over-allotments, if any. Altra Holdings’ common stock is listed on the NASDAQ Global Market under the symbol “AIMC.”
Merrill Lynch & Co. is acting as sole bookrunning manager and Robert W. Baird & Co., Jefferies & Company and KeyBanc Capital Markets are acting as co-managers for the offering. The public offering is being made by means of a prospectus. A copy of the final prospectus relating to the offering may be obtained from: Merrill Lynch Prospectus Department, Four World Financial Center, 250 Vesey Street, New York, NY 10080; Phone: (212) 449-1000.
This press release shall not constitute an offer to sell nor the solicitation of an offer to buy nor shall there be any sales of the shares in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.
Altra Holdings, through its wholly-owed subsidiary Altra Industrial Motion, Inc., is a global designer, producer and marketer of a wide range of mechanical power transmission and motion control products that are sold in a diverse group of industries, including energy, general industrial, material handling, mining, transportation and turf and garden.
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CONTACT INFORMATION:
David Wall
Chief Financial Officer
Altra Holdings, Inc.
14 Hayward Street
Quincy, Massachusetts 02171
Phone: (617) 689-6380
Email: david.wall@altramotion.com